UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 15, 2008
SCHERING–PLOUGH CORPORATION
(Exact Name of Registrant as Specified in its Charter)

New Jersey (State or Other Jurisdiction of Incorporation)	1-6571 (Commission File Number)	22-1918501 (IRS Employer Identification Number)
2000 Galloping Hill Road
Kenilworth, NJ 07033
(Address of Principal Executive Office)
Registrant’s telephone number, including area code: (908) 298-4000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
SIGNATURES

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On September 15, 2008, the Compensation Committee of the Board of Directors of Schering-Plough took the following actions with respect to the compensation of Thomas P. Koestler, Ph.D., Executive Vice President & President, Schering-Plough Research Institute:
•	Effective October 1, 2008, Dr. Koestler’s base salary will be increased by 5%, from $823,000 to $864,000;
•	Effective January 1, 2009, Dr. Koestler’s target annual incentive will be increased from 70% of base salary to 80% of base salary; and
•	On October 1, 2008, Dr. Koestler will be granted a special service- and performance-based stock award with respect to 250,000 Schering-Plough common shares pursuant to the Schering-Plough Corporation 2006 Stock Incentive Plan. The shares subject to the award are to be earned by Dr. Koestler, if at all, based on certain research and development initiatives during the period of October 1, 2008 through September 30, 2012. In addition, for retention purposes, Dr. Koestler must remain employed by Schering-Plough through October 1, 2012 in order to receive the shares.
The above actions were taken by the Compensation Committee in recognition of Dr. Koestler’s strong performance in a key role that is critical to Schering-Plough’s future success, and in light of the strong competition for executives with his expertise and stature.
All other terms of Dr. Koestler’s employment agreement with Schering-Plough, dated December 19, 2006, remain in effect and are unchanged. This employment agreement was included as Exhibit 10(e)(v) to the 2006 10-K.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Schering-Plough Corporation
By:	/s/ Susan Ellen Wolf
Susan Ellen Wolf
Corporate Secretary Vice-President – Corporate Governance and Associate General Counsel

Date: September 19, 2008